As filed with the Securities and Exchange Commission on March 15, 2002

Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

INTEGRATED SILICON SOLUTION, INC.
(Exact name of Registrant as specified in its charter)

Delaware	77-0199971

(State of Incorporation)	(I.R.S. Employer Identification Number)

2231 Lawson Lane
Santa Clara, CA 95054
(Address of Principal Executive Offices)

1993 EMPLOYEE STOCK PURCHASE PLAN
NONSTATUTORY STOCK PLAN
PURPLE RAY, INC. 2000 STOCK PLAN
(Full title of the plans)

Michael D. McDonald
Vice President of Finance and
Chief Financial Officer
INTEGRATED SILICON SOLUTION, INC.
2231 Lawson Lane
Santa Clara, CA 95054
(Name and address of agent for service)
(408) 588-0800
(Telephone number, including area code, of agent for service)

Copy to:
J. Robert Suffoletta
WILSON SONSINI GOODRICH & ROSATI, P.C.
650 Page Mill Road
Palo Alto, CA 94304
Telephone: (650) 493-9300

CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum		Proposed Maximum
Title of Securities to	to be	Offering Price		Aggregate Offering	Amount of
be Registered	Registered	Per Share		Price	Registration Fee

Common Stock, $0.0001 par value, approved for issuance under the 1993 Employee Stock Purchase Plan	300,000 shares	$12.54	(1)	$3,762,000.00	$346.10

Common Stock, $0.0001 par value, approved for issuance under the Nonstatutory Stock Plan	1,000,000 shares	$12.54	(2)	$12,540,000.00	$1,153.68

Common Stock, $0.0001 par value, subject to outstanding options under the Purple Ray, Inc. 2000 Stock Plan(4)	16,494 shares	$1.53	(3)	$25,235.82	$2.32

Common Stock, $0.0001 par value, subject to outstanding options under the Purple Ray, Inc. 2000 Stock Plan(4)	29,551 shares	$0.31	(3)	$9,160.81	$0.84

Common Stock, $0.0001 par value, subject to outstanding options under the Purple Ray, Inc. 2000 Stock Plan(4)	26,013 shares	$1.54	(3)	$40,060.02	$3.69

Common Stock, $0.0001 par value, subject to outstanding options under the Purple Ray, Inc. 2000 Stock Plan(4)	90,581 shares	$3.06	(3)	$277,177.86	$25.50

TOTAL:	1,462,639 shares	N/A		$16,653,634.51	$1,532.13

(1)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee, based on 85% of the average of the high and low price per share of the Registrant’s Common Stock as reported on the Nasdaq National Market on March 12, 2002.

(2)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee, based on the average of the high and low price per share of the Registrant’s Common Stock as reported on the Nasdaq National Market on March 12, 2002.

(3)	Determined in accordance with Rule 457(h) solely for the purpose of calculating the registration fee, based upon the price at which the options may be exercised.

(4)	Pursuant to an Agreement and Plan of Reorganization dated as of January 23, 2002 (the “Reorganization Agreement”), among the Registrant, Purple Ray, Inc. (“Purple Ray”) and Chris Wu, as agent and attorney-in-fact for the shareholders of Purple Ray, the Registrant assumed the outstanding options to purchase common stock of Purple Ray under the Purple Ray, Inc. 2000 Stock Option Plan (the “Assumed Options”). Assumed options are exercisable for the Registrant’s Common Stock, with appropriate adjustments to the number of shares and exercise price of each Assumed Option to reflect the ratio at which the common stock of Purple Ray was converted into common stock of the Registrant under the Reorganization Agreement.

INTEGRATED SILICON SOLUTION, INC.
REGISTRATION STATEMENT ON FORM S-8

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     There are hereby incorporated by reference in this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission:

     1. The Company’s Current Report on Form 8-K filed on February 28, 2002 pursuant to Section 13(a) of the Securities Exchange Act of 1934.

     2. The Company’s Quarterly Report on Form 10-Q for the quarter ending December 31, 2001, filed on February 14, 2002 pursuant to Section 13(a) of the Securities Exchange Act of 1934.

     3. The Company’s Annual Report on Form 10-K for the year ending September 30, 2001, filed on December 17, 2001 pursuant to Section 13(a) of the Securities Exchange Act of 1934.

     4. The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A dated January 7, 1995, filed pursuant to Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Counsel for the Company, Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California 94304, has rendered an opinion as to the Common Stock offered hereby. As of March 1, 2002, Jeffrey D. Saper, a member of Wilson Sonsini Goodrich & Rosati, P.C., beneficially owned 20,459 shares of the Company’s Common Stock.

Item 6. Indemnification of Directors and Officers.

     The Company’s Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) for unlawful payments or dividends or unlawful stock repurchases or redemptions as provided in Section 174 of Delaware General Corporation Law or (iv) for transactions from which the director derived an improper personal benefit.

     The Company’s Bylaws provide that the Company shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent provided by Delaware law, including those circumstances where indemnification would otherwise be discretionary under Delaware law. The Company believes that indemnification under its Bylaws covers at least negligence on the part of indemnified parties. The Bylaws authorize the use of indemnification agreements and the Company has entered into such agreements with each of its directors and officers.

     The Company carries officer and director liability insurance with respect to certain matters, including matters arising under the Securities Act of 1933.

     Delaware law does not permit a corporation to eliminate a director’s duty of care, and the provisions of the Company’s Certificate of Incorporation have no effect on the availability of equitable remedies such as injunction or rescission, based upon a director’s breach of the duty of care. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to foregoing provisions and agreements, the Company has been informed that the opinion of the staff of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 7. Exemption From Registration Claimed.

     Not Applicable.

Item 8. Exhibits.

Exhibit
Number	Description

4.1	1993 Employee Stock Purchase Plan, as amended
4.2	Nonstatutory Stock Plan, as amended
4.3	Purple Ray, Inc. 2000 Stock Plan, including form of Stock Option Agreement
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
23.1	Consent of Ernst & Young LLP, Independent Auditors
23.2	Consent of Counsel (contained in Exhibit 5.1)
24.1	Power of Attorney (contained on page II-4)

Item 9. Undertakings

     A. The undersigned registrant hereby undertakes:

          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)  That, for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto, duly authorized, in the City of Santa Clara, State of California, on March 15, 2002.

INTEGRATED SILICON SOLUTION, INC.

By:	/s/ Jimmy S.M. Lee

Jimmy S.M. Lee, Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jimmy S.M. Lee, Gary L. Fischer and Michael D. McDonald, jointly and severally, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitution or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on the dates indicated below by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Jimmy S.M. Lee Jimmy S.M. Lee	Director and Chief Executive Officer (Principal Executive Officer)	March 15, 2002

/s/ Gary L. Fischer Gary L. Fischer	Director, President and Chief Operating Officer	March 15, 2002

/s/ Michael D. McDonald Michael D. McDonald	Vice President and Chief Financial Officer (Principal Financial and Principal Accounting Officer)	March 15, 2002

/s/ Lip-Bu Tan Lip-Bu Tan	Director	March 15, 2002

/s/ Hide L. Tanigami Hide L. Tanigami	Director	March 15, 2002

/s/ Chun W. Wong Chun W. Wong	Director	March 15, 2002

INDEX TO EXHIBITS

Exhibit
Number	Description

4.1	1993 Employee Stock Purchase Plan, as amended
4.2	Nonstatutory Stock Plan, as amended
4.3	Purple Ray, Inc. 2000 Stock Plan, including form of Stock Option Agreement
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
23.1	Consent of Ernst & Young LLP, Independent Auditors
23.2	Consent of Counsel (contained in Exhibit 5.1)
24.1	Power of Attorney (contained on page II-4)